UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2004

Quality Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-18145	75-2273221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 South Third Street Columbus, OH		43207-2402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (614) 228-0185

N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

On March 18, 2004 the Company completed a financing agreement with Huntington National Bank.  The agreement has two components.  First, the Company issued a sixty-month term-note payable in the amount of $1,300,000 principal.  $650,000 of the principal has a variable interest rate of LIBOR plus 2.4% (3.49% at March 18, 2004).  The remaining $650,000 has a fixed rate of 5.25%.  The proceeds from the note were used to replace approximately $1.25 million of the Company’s existing debt, which had a higher blended interest rate of approximately 7.8%, plus accrued interest through March 18.  Beginning March 31, 2004, the Company is required to make monthly principal payments of $21,666.67 plus interest, with the final payment due on February 28, 2009.

Next, the financing agreement provides the Company with a one-year $200,000 revolving line of credit at a variable interest rate of LIBOR plus 2.4% (3.49% at March 18, 2004), to be used for working capital needs.  The Company has no immediate plans to access these funds.  Beginning March 31, 2004, the Company is required to make monthly interest-only payments on any outstanding principal, with the final payment of all outstanding principal plus interest due on March 31, 2005.

The agreement includes a clause permitting early repayment without penalty at any time.  The agreement is secured by all of the Company’s assets and requires the Company to meet certain tangible net worth and fixed charge covenants.  Additionally, each of the Company’s subsidiaries has guaranteed the agreement.

Item 7.  Financial Statements and Exhibits.

(c)                    Exhibits

Exhibit Number	Description of Document

4.1	Financing agreement dated March 18, 2004, between the Company and Huntington National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quality Products, Inc.
Registrant

Date: March 23, 2004

By:

/s/ Richard A. Drexler

Richard A. Drexler
Chief Executive Officer